Exhibit 99.1

NEWS RELEASE
Cabot Oil & Gas Corporation
1200 Enclave Parkway, Houston, Texas 77077
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 21, 2005	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Reports Record Results for 2004

Net Income, Cash Flow from Operations and Discretionary Cash Flow Set New Highs

HOUSTON, February 21, 2005—Cabot Oil & Gas Corporation (NYSE: COG) today announced 2004 net income of $88.4 million, or $2.72 per share, nearly double its previous high set in 2001 and four times last year’s $21.1 million, or $0.66 per share. The 2004 cash flow from operations of $273.0 million and discretionary cash flow of $294.3 million exceeded the records of $241.6 million for cash flow from operations and $266.4 million for discretionary cash flow established in 2003.

“A continuation of the high commodity price market drove the Company’s record results,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “This strong level of cash flow afforded us the opportunity to pursue our largest organic capital program ever, which included 171 wells in the East region and 20 exploration wells overall.” Dinges added, “The results also provided Cabot with its best year-end debt to total capitalization ratio at 37.2 percent and a significantly improved working capital position.”

For the full year period, natural gas price realizations rose 15 percent to $5.20 per mcf, while oil price realizations moved higher by 7 percent to $31.55 per barrel. Overall, total expenses were down year-over-year driven primarily by a large reduction in impairments, lower exploration expense and lower brokered natural gas costs. The lowered brokered costs were the result of lower activity; however, the margin remained strong due to the price environment. These declines were slightly offset by increases due to higher pricing (taxes other than income), increased compliance costs related to the Sarbanes-Oxley Act of 2002 (general and administrative), along with higher benefit costs (direct operations, general and administrative, stock compensation).

For the year, Cabot reported a 172 percent reserve replacement and production of 84.8 Bcfe. “The decline in year-over-year production was somewhat magnified by Hurricane Ivan, delays with certain well completions and asset sales late in 2003 that would have provided approximately 2.3 Bcfe to 2004,” stated Dinges. “While I am a little disappointed with the overall production level, our natural gas production continued to show

Exhibit 99.1

improvement year-over-year. However, we do continue to experience liquid declines primarily in our south Louisiana portfolio.” Dinges commented, “Also affecting the decline is our decision to increase investment in our long-life portfolio and to more selectively invest in our short-life portfolio. This selective investment has been driven by our focus on capital efficiency, which also led to the repurchase of 405,100 shares of our stock.”

Fourth Quarter

The Company also established a new fourth quarter record for net income, cash flow from operations and discretionary cash flow. Net income reached $32.2 million, or $0.99 per share, versus $19.2 million, or $0.60 per share in the fourth quarter of 2003, which was the previous record. The cash flow comparisons between fourth quarters included $57.1 million for 2004 versus $35.4 million for 2003 for cash flow from operations and $83.0 million for 2004 versus $71.7 million for 2003 for discretionary cash flow.

Higher realized commodity prices led to the record level performance. The resulting increase in revenue was offset partially by pressure on nearly every expense category with compliance costs and benefit costs leading the way.

Selected Items

Those selected items impacting the fourth quarter of 2004 included primarily the change in derivative fair value. Impacting the full-year comparison included primarily an impairment of long-lived assets in 2003 along with the change in derivative fair value in 2003 and 2004. Taking these into account, the result is a fourth quarter net income before selected items of $25.3 million versus the $32.2 million reported. For the year the results are $91.8 million versus the $88.4 million reported. (See the complete buildup of these figures in the attached Selected Item Table.) “Even with considering these selected items, we still have record performance for both the fourth quarter and full-year,” added Dinges.

Outlook

“For 2005, we expect another good year for commodity pricing and as such we have protected less than half of our anticipated equivalent production through the use of derivatives,” commented Dinges. “Much of this protected volume is covered by wide collars, some of which have a ceiling in excess of $10 per mcf. Due to strength in the commodity price, anticipated increase in our production profile, and a large number of opportunities, we will have yet again our largest program with about 300 wells (200 in the East), in addition to budgeting for debt repayment and stock repurchase.”

Exhibit 99.1

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s 2004 year-end/fourth quarter financial and operating results discussion with financial analysts on Tuesday, February 22, at 9:30 AM EDT (8:30 AM CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), passcode 3378135. A replay will be available from Wednesday, February 23 through Tuesday, March 1, 2005. The latest financial guidance, including the Company’s hedge positions, along with a replay of the webcast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

* * *

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and a new position in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

Forward-Looking Statements

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS — Page 4

OPERATING DATA

	Quarter Ended December 31,		Twelve-Months Ended December 31,
	2004	2003	2004	2003
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Gulf Coast	7.7	7.7	31.3	29.5
West	5.6	5.8	21.9	23.8
East	5.1	4.7	19.4	18.6
Canada	0.2	—	0.2	—

Total	18.6	18.2	72.8	71.9

Gulf Coast	411	564	1,809	2,625
West	40	43	163	193
East	7	7	27	27
Canada	2	—	3	—

Total	460	614	2,002	2,845

Equivalent Production (Bcfe)	21.3	21.9	84.8	89.0

PRICES
Average Produced Gas Sales Price ($/Mcf)
Gulf Coast	$5.55	$4.61	$5.27	$4.78
West	$4.83	$3.72	$4.75	$3.67
East	$6.13	$5.09	$5.60	$5.15
Canada	$4.69	—	$4.69	—
Total	$5.49	$4.45	$5.20	$4.51
Crude/Condensate Price ($/Bbl)
Gulf Coast	$30.52	$29.43	$30.67	$29.48
West	$47.18	$30.23	$40.29	$30.11
East	$44.95	$44.90	$38.28	$32.65
Canada	$37.93	—	$37.93	—
Total	$32.18	$29.65	$31.55	$29.55

WELLS DRILLED
Gross	51	50	256	173
Net	41	33	220	132
Gross Success Rate	90%	86%	95%	89%

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended December 31,		Twelve-Months Ended December 31,
	2004	2003	2004	2003
Operating Revenues
Natural Gas Production (1)	$103,143	$79,715	$379,661	$322,556
Brokered Natural Gas	24,005	21,887	84,416	95,816
Crude Oil and Condensate (1)	25,189	15,942	60,022	81,040
Other	2,302	3,704	6,309	9,979

	154,639	121,248	530,408	509,391

Operating Expenses
Brokered Natural Gas Cost	21,273	19,760	75,217	86,162
Direct Operations—Field and Pipeline	15,092	14,377	53,581	50,399
Exploration	15,439	15,066	48,130	58,119
Depreciation, Depletion and Amortization	28,538	26,322	113,488	104,251
Impairment of Long-Lived Assets	—	—	3,458	93,796
General and Administrative	8,512	6,159	28,198	23,495
Stock Compensation (2)	924	384	6,537	1,617
Taxes Other Than Income	10,884	8,962	41,022	37,138

	100,662	91,030	369,631	454,977
Gain (Loss) on Sale of Assets	(131)	4,580	(124)	12,173

Income from Operations	53,846	34,798	160,653	66,587
Interest Expense and Other	5,630	5,887	22,029	23,545

Income Before Income Taxes	48,216	28,911	138,624	43,042
Income Tax Expense	15,989	9,680	50,246	15,063

Net Income Before Cumulative Effect of Accounting Change	32,227	19,231	88,378	27,979
Cumulative Effect of Accounting Change (3)	—	—	—	(6,847)

Net Income	$32,227	$19,231	$88,378	$21,132

Net Earnings Per Share—Basic	$0.99	$0.60	$2.72	$0.66
Average Common Shares Outstanding	32,481	32,197	32,488	32,050

(1)	See the "Impact of Mark-to-Market Accounting Requirements" table for additional information.
(2)	Includes the impact of the Company's performance share mark-to-market requirement and restricted stock amortization.
(3)	Cumulative effect of accounting change relates to the adoption of SFAS 143, "Accounting for Asset Retirement Obligations."

CABOT OIL & GAS RESULTS—Page 6

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	December 31, 2004	December 31, 2003
Assets
Current Assets	$194,679	$143,331
Property, Equipment and Other Assets	1,001,422	902,805
Deferred Income Taxes	14,855	8,920

Total Assets	$1,210,956	$1,055,056

Liabilities and Stockholders' Equity
Current Liabilities	$196,889	$156,527
Long-Term Debt	250,000	270,000
Deferred Income Taxes	247,376	208,955
Other Liabilities	61,029	54,377
Stockholders' Equity	455,662	365,197

Total Liabilities and Stockholders' Equity	$1,210,956	$1,055,056

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended December 31,		Twelve-Months Ended December 31,
	2004	2003	2004	2003
Cash Flows From Operating Activities
Net Income	$32,227	$19,231	$88,378	$21,132
Cumulative Effect of Accounting Change	—	—	—	6,847
Change in Derivative Fair Value	(11,292)	3,371	2,003	3,347
Impairment of Long-Lived Assets	—	—	3,458	93,796
Income Charges Not Requiring Cash	29,234	26,315	119,448	105,136
(Gain) / Loss on Sale of Assets	131	(4,580)	124	(12,173)
Deferred Income Taxes	17,264	12,339	32,713	(9,837)
Changes in Assets and Liabilities	(25,908)	(36,362)	(21,232)	(24,729)
Exploration Expense	15,439	15,066	48,130	58,119

Net Cash Provided by Operations	57,095	35,380	273,022	241,638

Cash Flows From Investing Activities
Capital Expenditures	(49,599)	(36,633)	(207,346)	(122,018)
Proceeds from Sale of Assets	(67)	10,100	119	28,281
Restricted Cash	—	15,761	—	—
Exploration Expense	(15,439)	(15,066)	(48,130)	(58,119)

Net Cash Used by Investing	(65,105)	(25,838)	(255,357)	(151,856)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	1,351	877	12,474	6,728
Decrease in Debt	—	(12,345)	—	(92,345)
Purchase of Treasury Stock	(6,899)	—	(15,631)	—
Dividends Paid	(1,300)	(1,288)	(5,206)	(5,043)

Net Cash Used by Financing	(6,848)	(12,756)	(8,363)	(90,660)

Net Increase (Decrease) in Cash and Cash Equivalents	$(14,858)	$(3,214)	$9,302	$(878)

(*)	Net income plus non-cash charges and exploration. Excludes net proceeds on property sales.

CABOT OIL & GAS RESULTS — Page 7

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended December 31,		Twelve-Months Ended December 31,
	2004	2003	2004	2003
As Reported—Net Income	$32,227	$19,231	$88,378	$21,132
Reversal of Selected Items, Net of Tax:
Impairment of Long-Lived Assets	—	—	2,139	58,060
(Gain) Loss on Sale of Assets	81	(2,835)	77	(7,535)
Change in Derivative Fair Value	(6,985)	2,087	1,239	2,072
Cumulative Effect of Accounting Change	—	—	—	6,847

Net Income Including Reversal of Selected Items	$25,323	$18,483	$91,833	$80,576

As Reported—Net Earnings Per Share	$0.99	$0.60	$2.72	$0.66
Per Share Impact of Reversing Selected Items	(0.21)	(0.03)	0.11	1.85

Net Earnings Per Share Including Reversal of Selected Items	$0.78	$0.57	$2.83	$2.51

Average Common Shares Outstanding	32,481	32,197	32,488	32,050

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended December 31,		Twelve-Months Ended December 31,
	2004	2003	2004	2003
Discretionary Cash Flow
As Reported—Net Income	$32,227	$19,231	$88,378	$21,132
Plus:
Cumulative Effect of Accounting Change	—	—	—	6,847
Change in Derivative Fair Value	(11,292)	3,371	2,003	3,347
Impairment of Long-Lived Assets	—	—	3,458	93,796
Income Charges Not Requiring Cash	29,234	26,315	119,448	105,136
(Gain) / Loss on Sale of Assets	131	(4,580)	124	(12,173)
Deferred Income Taxes	17,264	12,339	32,713	(9,837)
Exploration Expense	15,439	15,066	48,130	58,119

Discretionary Cash Flow	83,003	71,742	294,254	266,367
Plus: Changes in Assets and Liabilities	(25,908)	(36,362)	(21,232)	(24,729)

Net Cash Provided by Operations	$57,095	$35,380	$273,022	$241,638

CABOT OIL & GAS RESULTS — Page 8

Impact of Mark-to-Market Accounting Requirements

(In thousands)

	Quarter Ended December 31,		Twelve-Months Ended December 31,
	2004	2003	2004	2003
Unrealized Gain (Loss) on Derivatives(1)
Natural Gas	$983	$(1,144)	$914	$(1,468)
Crude Oil	10,309	(2,227)	(2,917)	(1,879)
Incentive Stock Compensation Expense(2)
Performance Shares	(26)	—	(3,184)	—

Mark-to-Market Impact, Before Income Tax	$11,266	$(3,371)	$(5,187)	$(3,347)
Mark-to-Market Impact, Income Tax	(4,297)	1,284	1,978	1,275

Mark-to-Market Impact on Net Income	$6,969	$(2,087)	$(3,209)	$(2,072)

(1)	These amounts represent the unrealized gain (loss) associated with the mark-to-market valuation of open positions which do not qualify for hedge accounting or are potentially ineffective. These amounts are reflected in the respective line items of Operating Revenues. Therefore, the computation of our reported realized commodity prices can be obtained by adding (subtracting) the loss (gain) from the respective Operating Revenues line item and dividing by reported production.

(2)	This amount relates to the mark-to-market valuation of the Company's performance share incentive stock compensation awards that is reflected in general and administrative expense. At December 31, 2004 the Company recognized stock compensation expense based on Cabot's ranking against a predetermined peer group based on total shareholder return. Cabot must calculate its liability at the balance sheet date under the assumption that its relative ranking remains constant throughout the measurement period (January 1, 2004—December 31, 2006), creating an assumed ultimate liability which is then amortized over the measurement period (percent payout multiplied by shares multiplied by stock price at reported balance sheet date multiplied by the pro-rata time expired in the measurement period). Expense recognition will fluctuate between reporting periods due to the valuation of the performance shares at the reported balance sheet date.